Contact: For Oak Hill Capital Partners: Mike Pascale / Rhonda Barnat – 212-371-5999 Abernathy MacGregor For Duane Reade Holdings, Inc.: Diane Zappas / Melissa Kahaly – 212-850-5600 FD

For Immediate Release

DAVID D’AREZZO APPOINTED INTERIM CEO

OF DUANE READE HOLDINGS, INC.;

RICHARD W. DREILING RESIGNS TO BECOME CEO

OF A NATIONAL RETAIL CHAIN;

COMPANY REAFFIRMS EXPECTATIONS FOR FULL YEAR 2007 RESULTS

New York, NY – January 14, 2008 – Duane Reade Holdings, Inc. announced today that David D’Arezzo, the Company’s current Chief Marketing Officer, has been named Interim Chief Executive Officer. Richard W. Dreiling, Chairman, President and Chief Executive Officer, has resigned to become Chief Executive Officer of a major national retail chain. Mr. D’Arezzo’s appointment and Mr. Dreiling’s resignation are effective January 18, 2008. In addition, retail industry veteran Alan J. Lacy, Senior Adviser to Oak Hill Capital Partners and former Chairman and CEO of Sears Holdings, will be working closely with Mr. D’Arezzo to build on the solid foundation in place at Duane Reade and to maintain the strong momentum across all areas of the business. Mr. Lacy will also be advising Duane Reade on its permanent CEO search.

Tyler J. Wolfram, a Director of Duane Reade and a Partner of Oak Hill Capital Partners, said, “The Board believes that Dave’s strong operating experience, retail expertise, and proven track record at Duane Reade make him the right person to step into the role of Interim CEO and drive Duane Reade’s strong momentum forward.

“Duane Reade’s senior management team has led a successful turnaround over the last two years, significantly improving operations, increasing market share, and enhancing the customer experience. This has resulted in record growth in same-store sales and a substantial increase in adjusted FIFO EBITDA. Rick leaves Duane Reade in an excellent position and we thank him for his contributions to the Company,” concluded Mr. Wolfram.

Mr. D’Arezzo said, “Our execution against Duane Reade Full Potential, our six-point operational improvement plan, and the dedication of our employees to customer service and satisfaction, have helped Duane Reade become the success it is today. We are confident that the continued execution of our effective and proven business strategy will result in sustained growth in sales and profitability.”

The Company also announced that it is on track to deliver another strong quarterly performance and confirmed its previously provided expectations for fiscal 2007. The Company continues to expect to report full year adjusted FIFO EBITDA between $76 million and $80 million, with a total same-store sales increase between 7.5% and 8.0%.

“I would like to express my gratitude to a talented team of senior managers and to all of the employees at Duane Reade who have worked so hard to help implement the Company’s successful transformation,” said Mr. Dreiling. “The recently reported third quarter marked the fourth consecutive quarter of industry leading same-store sales growth, and I continue to be very optimistic about the future for the Company. I would also like to thank Oak Hill for being a terrific partner over the past two years.”

Mr. D'Arezzo currently serves as Senior Vice President and Chief Marketing Officer of Duane Reade. He is responsible for overseeing all merchandising and marketing functions, and will continue to fill that role during his time as Interim Chief Executive Officer. Mr. D’Arezzo brings more than 20 years of merchandising, brand management, and operating expertise to Duane Reade, having worked at a number of premier specialty retailers and consumer products companies. Most recently, he spent two years as Chief Operating Officer of Raley's Family of Stores in Sacramento, CA. Prior to that, Mr. D'Arezzo held senior positions with Office Depot, Wegmans Food Markets, and The Pepsi-Cola Company.

Mr. Lacy, currently a Senior Adviser to Oak Hill Capital Partners and former Chairman and CEO of Sears Holdings, has approximately 30 years of experience in senior roles at major retail and consumer products companies, including Sears, Kraft and Philip Morris.

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of September 29, 2007, the Company operated 241 stores. Duane Reade maintains a website at http://www.duanereade.com.

Duane Reade is a portfolio company of Oak Hill Capital Partners, which manages more than $7 billion of private equity capital and is one of several separate and independently managed Oak Hill partnerships that comprise more than $26 billion of investment capital across multiple asset classes.

For the previously-released reconciliation of estimated 2007 net income to 2007 full year adjusted FIFO EBITDA, please refer to Duane Reade’s third quarter earnings release dated November 8, 2007.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drug store industry in general and in the New York metropolitan area, the ability to replace the departing CEO and make a successful post-departure transition, the ability to open and operate new stores, the continued efforts by payers and government agencies to reduce prescription reimbursement rates and prescription drug benefits, the strength of the economy in general, the economic conditions in the New York greater metropolitan area, changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements, changes in the Company’s operating strategy, capital expenditure plans or development plans, the outcome of pending litigation, the Company’s ability to attract, hire and retain qualified pharmacy and other personnel, the Company’s significant indebtedness, labor disturbances, the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken in response, demographic changes, the Company’s ability to limit fraud and shrink, the outcome of matters relating to the restatement of the Company’s financial statements and the related investigation and recalls of pharmaceutical products due to health concerns or other reasons. Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.